EXHIBIT 99.1

Peak Resorts Sees Strong Spring-Season Pass Sales for the 2015/16 Ski Season

Reflects Strong Industry-Wide Demand for Quality Ski and Snowboarding Experiences

WILDWOOD, Mo., June 5, 2015 (GLOBE NEWSWIRE) -- Peak Resorts, Inc. (Nasdaq:SKIS), a leading owner and operator of high-quality, individually branded ski resorts in the U.S., today announced that spring-season pass sales (sold through April 30, 2015) for the 2015/16 ski season were up 8 percent in units and 11 percent in sales dollars. Spring-season pass sales generally are recognized as revenue over the course of the ski season in the subsequent fiscal year.

Timothy D. Boyd, Peak Resorts' president and chief executive officer, commented, "These strong spring-season pass sales are driven by our successful marketing efforts and reflect the quality of the ski and snowboarding experiences had by visitors at our resorts. In fact, these remain popular and accessible winter sports across the country. The National Ski Areas Association (NSAA) recently reported that the U.S. ski industry tallied an estimated 53.6 million skier and snowboarder visits over the 2014/15 ski season, down only about 5 percent from the prior year despite weather challenges experienced in almost all geographic regions during this past winter."

Boyd added, "Across our property portfolio, we offer a wide variety of single- and multi-resort packages that let our visitors tailor their visit plans to their specific needs. Passes purchased before April 30 for next year's ski season traditionally provide popular packages of amenities as discounted pricing plus some skiing opportunities during that spring at selected resorts."

Boyd noted, "While our properties were not immune to the weather challenges of the 2014/15 ski season, we continue to expect we will report revenue and EBITDA for our full 2015 fiscal year (ended April 30, 2015) near the $105.2 million in revenue and $25.4 million in EBITDA we reported for fiscal 2014. We see the ability of Peak Resorts' properties to perform this well when weather conditions were less than stellar as a testament to their resiliency and their ability to generate solid cash flows over the long term.

"From this solid base, we continue to look to implement on our strategic plan, which calls for a mix of organic growth, real estate development and acquisitions. We believe we are well positioned to move forward on all fronts in fiscal 2016," Boyd concluded.

Fiscal 2015 Fourth-Quarter and Full-Year Reporting

Peak Resorts expects to hold a conference call/webcast to discuss results for its fiscal fourth quarter and full year ended April 30, 2015, on Tuesday, July 14, at 10 a.m. EDT.

The call/webcast will be available via:

Webcast: ir.peakresorts.com on the Events page
Conference Call: 877-292-0959 (domestic) or 412-542-4158 (international)

A replay will be available on the Peak Resorts website after the call concludes.

Non-GAAP Reconciliation

As described in the Form 10-Q for the three months ended January 31, 2015, and other filings with the Securities and Exchange Commission, the company defines EBITDA as net income before interest, income taxes, depreciation and amortization, gain on sale/leaseback, investment income, other income or expense and other non-recurring items. In fiscal 2014, the company reported EBITDA of $25.4 million, which reflects a net loss of $1.5 million and excludes: an income tax benefit of $0.5 million; interest expense of $17.3 million; depreciation and amortization of $9.2 million; gain on sale/leaseback of $0.3 million; and, a non-routine expense for legal fees and lawsuit settlements of $1.2 million.

The company has chosen to specifically include EBITDA as a measurement of its results of operations because it considers this measurement to be a significant indication of financial performance and available capital resources. Because of large depreciation and other charges relating to the company's ski resorts, it is difficult for management to fully and accurately evaluate the company's financial results and available capital resources using net income. Management believes that by providing investors with EBITDA, investors will have a clearer understanding of the company's financial performance and cash flow because EBITDA: (i) is widely used in the ski industry to measure a company's operating performance without regard to items excluded from the calculation of such measure, which can vary by company primarily based upon the structure or existence of their financing; (ii) helps investors to more meaningfully evaluate and compare the results of the company's operations from period to period by removing the effect of its capital structure and asset base from its operating structure; and (iii) is used by the company's management for various purposes, including as a measure of performance of the company's operating entities and as a basis for planning.

Items excluded from EBITDA are significant components in understanding and assessing financial performance or liquidity. EBITDA should not be considered in isolation or as alternative to, or substitute for, net income, net change in cash and cash equivalents or other financial statement data presented in the company's consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

Because comparable GAAP financial measures are not able to be determined by the company at the current time, management does not believe it is able to reconcile the non-GAAP EBITDA information provided without unreasonable effort. Accordingly, such information has not been provided. For a reconciliation of fiscal 2014 EBITDA to net income, the most directly-comparable GAAP measurement, please refer to the company's final prospectus, dated November 20, 2014, filed with the Securities and Exchange Commission in connection with the company's initial public offering.

About Peak Resorts

Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company currently operates 13 ski resorts primarily located in the Northeast and Midwest, 12 of which are company owned.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company's umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities.

Forward-Looking Statements

This press release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, risk factors that could affect the company's ability to consummate the offering and other risks and uncertainties that are contained in its filings with the Securities and Exchange Commission. Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT: For Further Information:
         Heather Wietzel
         investorrelations@peakresorts.com
         616-233-0500